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Exhibit 10.36

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February 6, 2002

Frank H. Valone, M.D.
524 Throckmorton Avenue
Mill Valley CA 94941

Dear Frank:

I am pleased to offer you the position of Executive Vice President, Clinical Development and Regulatory Affairs at Titan Pharmaceuticals, Inc. In this position, you will be responsible for strategic planning and implementation of all of the Company's Phase I, II and III clinical trials, as well as regulatory strategy and submissions to various regulatory agencies worldwide in support of clinical testing and regulatory approval of the Company's products. As operational head of clinical development and regulatory affairs for the Company, you will supervise all personnel in these areas, and your position will report to the President. This letter will confirm the terms of your employment with Titan, such employment to begin no later than March 18, 2002. If the terms discussed below are acceptable, please sign this letter where indicated and return it to Titan by February 11, 2002, retaining a copy for your records. As used herein, the term "Company" refers to Titan Pharmaceuticals, Inc.

  1.
  Compensation

  (a)
  Salary.    You will be paid a monthly salary of $22,916.66 less applicable withholdings ($275,000.00 annually) with a performance bonus of 0-20% based upon individual and company performance. All reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business. You will be entitled to annual increases in your salary in accordance with Company policies at such time, in addition to an automatic cost of living increase based upon the rate of increase of the consumer price index. If any profit sharing plan is implemented for employees, you will be appropriately included in such plan.

  (b)
  Stock Options.    You will receive stock options to acquire 180,000 shares of Titan's Common Stock, subject to approval by the Board of Directors. All options granted will vest monthly, commencing on your first date of employment, over a four (4) year period at a rate of 25% per year, subject to a requirement of at least 12 months of employment for vesting of any options. The option price will be determined per the Plan as of the Grant Date, which shall be the date of employment. In the event of sale or transfer of substantially all of the assets of Titan to a third party, your options will automatically accelerate immediately prior to such event such that 100% of the option shares will be exercisable.

  (c)
  Health Benefits.    Health insurance coverage for you and your family will be provided under the Company's group health plan. You will be entitled to all health and medical benefits as are provided to other employees. In addition, you will be entitled to participate in the Company's 401(k) plan and all other sponsored employee benefit plans as they are adopted by Titan.

  (d)
  Vacation, Holidays and Sick Leave.    You will receive three (3) weeks of paid vacation per year. Sick leave and holidays will be provided in accordance with the Company's established policies.

          Attached is a summary of the employee benefits for your reference.

  2.
  Termination.    You or the Company may terminate the employment relationship at any time, for any reason, with or without good cause. However, if the Company terminates your employment without good cause, the Company will continue to pay your monthly salary on a regular bi-monthly basis for six (6) months from the date of termination, less all applicable withholdings, provided, however, that the employment salary received during this six month period shall be subject to offset by other employment salary received during this period. For purposes of this Agreement, "good cause" means gross misconduct, wrongful acts or omissions that may materially adversely affect the Company's business, neglect of duties, breach of any material terms or conditions of this Agreement or the Company's Proprietary Information Agreement, death, or any disability that renders you incapable of diligently performing all of your essential duties and obligations to the Company for any period of three (3) consecutive months or four (4) months in any twelve (12) month period.

  3.
  Non-Compete and Outside Activities.    You agree that, while serving as an employee of the Company, you will not engage in any activity, which is competitive with the Company and you will give your sole and only loyalty to the Company. It is understood that buying and selling of securities of any public company does not constitute a violation of this agreement. Any consulting agreement that may be executed between you and your former employer must be in accordance with this Item 3.

  4.
  Proprietary Information and Inventions Agreement.    Your acceptance of this offer is contingent upon the execution of the Company's Proprietary Information and Inventions Agreements, copies of which are enclosed for your review and execution.

  5.
  Arbitration.    Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, except with respect to prejudgment remedies, will be submitted to and settled by final and binding arbitration in San Francisco, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the "Rules") then in effect, any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein. No amendment or modification of the terms of this letter will be valid unless made in writing and signed by you and an authorized officer of the Company.

On a personal note, I have enjoyed our interactions to date, and look forward to working with you.

Sincerely,
/s/ Louis R. Bucalo Louis R. Bucalo, M.D. Chairman, President and CEO
Accepted by:
/s/ Frank H. Valone Frank H. Valone, M.D.
February 11, 2002 Date:

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  Exhibit 10.36